April 29, 1996


Mr. James A. Demme
1305 West Irvine
Edmond, OK 73013

Dear Jim:

          The purpose of this letter is to confirm the following amendments to your employment agreement dated November 22, 1994 (the Agreement ) with Homeland Stores, Inc. (the Company ).


          1. Amendment to Agreement. Section 8 of the Agreement is hereby amended to read in its entirety as follows:

                If the Company terminates your employment for any reason other than Cause or Disability prior to December 31, 1997, or if you shall terminate your employment following

               (i) the closing of a sale (a Stock Sale ) of at least 50% of the voting securities of the Company or Homeland Holding Corporation
( Holding ),

               (ii) the effective date of a merger (a Merger ) of Holding with or into another corporation immediately following which the persons or entities who were the shareholders of Holding immediately prior to the merger, together with their affiliates, own, directly or indirectly, less than 50% of the voting power of all voting securities of the surviving or resulting entity,

               (iii) the sale of all or substantially all of the Company s assets (an Asset Sale ), or

               (iv) a Change of Control (as defined in the Amended and Restated Revolving Credit Agreement dated as of April 21, 1995, among National Bank of Canada, as agent, the Company and Holding) (a Stock Sale, a Merger, an Asset Sale or a Change of Control being referred to herein as a Trigger
Event ),

     the Company will pay you an amount equal to the sum of

               (i) two times your Base Salary in effect immediately prior to a Trigger Event, and

               (ii) an amount equal to the product of (A) your target bonus under the incentive bonus plan described in Section 3 of the Agreement for the year in which your termination occurs and (B) a fraction, the numerator of which is the number of days during such year prior to and including the date of your termination of employment and the denominator of which is 365.

     The Company will pay you the cash amounts in a lump sum payment no later than 5 business days after the date your employment terminates or in 24 approximately equal monthly installments, as directed by you at your option. Such amounts will not be subject to any offset, mitigation or other reduction as a result of your receiving salary or other benefits by reason of your securing other employment.

               The Company will also continue your coverage under the medical, dental, vision, life and disability insurance and other welfare benefits provided to its other executive employees (the Welfare Benefit Arrangements) for a period of two years after the date your employment terminates;
provided, however,that if the Company is unable to or chooses not to continue any such coverage for all or any portion of such period, it shall not be obligated to provide such coverage and shall instead pay you (within 15 days after such coverage is to cease) an amount equal to (A) the remainder of (x) 24 minus (y) the number of months that such coverage that is so provided times (B) the monthly amount it would have paid with respect to such coverage under the applicable Welfare Benefit Arrangement.

               You will also have the option to purchase the automobile furnished to you by the Company during your employment at its fair market (wholesale) value.

               For purposes of this letter agreement, a Stock Sale, a Merger, an Asset Sale or a Change of Control involving the Company, Holding or the Reorganized Issuer (as defined in the Senior Secured Note Restructuring Term Sheet (the Term Sheet ) approved by the Company s Board of Directors at a meeting held on March 20, 1996) shall be deemed to be a Trigger Event; provided, however, that the Restructuring (as defined in the Term Sheet) shall be deemed to be a Trigger Event only if you shall terminate your employment for Good Reason following the Restructuring and prior to a Trigger Event occurring subsequent to the Restructuring. For purposes of this letter agreement, a termination by you shall be treated as having occurred for Good Reason if it occurs within 30 days following the occurrence of any of the following events without your prior written consent: (i) your removal or any failure to reelect or redesignate you to the position of President and Chief Executive Officer of the Company, except in connection with a termination of your employment by the Company for Cause;
(ii) a diminution in your responsibilities with the Company; (iii) a change in your location of employment from Oklahoma City; or (iv) a material reduction in your Base Salary or your incentive bonus opportunity.

               If the Company terminates your employment for Cause or due to your death or Disability, you will only be entitled to receive (i) your Base Salary earned through the date of such termination, (ii) all benefits due and owing through the date of such termination and (iii) the amount necessary to reimburse you for expenses incurred prior to the date of such termination for which the Company has agreed to reimburse you as provided in the Agreement and, to the extent provided under the Company s generally applicable policies and procedures, any unused vacation time, plus (iv) if your employment terminates upon your death or Disability, your target bonus under the incentive bonus plan described in Section 3 of the Agreement for the portion of the incentive year that precedes the date of such termination, such target bonus to be a pro rata
amount of the target bonus payable for the entire incentive year.   As used
herein, Cause means (i) your willful failure to perform substantially your duties as an officer and employee of the Company (other than due to physical or mental illness), (ii) your engaging in serious misconduct that is injurious to the Company, (iii) your having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony, or (iv) your unauthorized disclosure of confidential information (other than to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate governmental agency) that has resulted or is likely to result in material economic damage to the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there is delivered to you a copy of a resolution duly adopted by the Company s Board of Directors, finding that the Company has Cause to terminate you as contemplated
in this paragraph.  As used herein,   Disability  means that, as a result of
your incapacity due to physical or mental illness, you have been absent from your duties to the Company on a substantially full-time basis for 180 days in any twelve-month period and within 30 days after the Company notifies you in writing that it intends to replace you, you shall not have returned to the performance of your duties on a full-time basis.


          2. Continuation of Agreement. Except as amended herein, the Agreement shall remain in full force and effect.

          If the foregoing accurately sets forth the terms of the amendment to the Agreement, please so indicate by signing below and returning one signed copy of this letter agreement to me.

                                   Sincerely,

                                   HOMELAND STORES, INC.



                                   ______________________________
                                   B. Charles Ames, Chairman of the
                                        Board of Directors



ACCEPTED AND AGREED
as of this ___ day of April,
1996.



_________________________
James A. Demme























































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